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                                                              Exhibit 10.22

[STATE STREET LETTERHEAD APPEARS HERE]

                                              December 8, 1997

Ms. Maureen Bateman
1192 Park Avenue
New York, NY 10128

Dear Maureen,

     The purpose of this letter is to confirm, on behalf of Marsh Carter, State Street's offer of employment following your discussions with Trevor Lukes.

     We would like you to join State Street as Executive Vice President, General Counsel and Corporate Secretary and as a member of the Senior Executive Group. In this regard, you will report directly to Marsh Carter.

     Your starting salary will be at the rate of $350,000 per year. Salaries are reviewed annually on April 1st, and your first salary review will be on April 1, 1998. In addition, you will be paid a sign on bonus totaling $300,000. Fifty percent (50%) of this will be paid upon joining State Street, the remaining 50% will be paid when your family relocates to the Boston area.

     As a member of the Senior Executive Group, you will participate in our Senior Executive Annual Incentive Plan. The target award (Par) is currently 50% of salary based on actual achievement of performance targets established by the Executive Compensation Committee of the Board of Directors each year in December. Payouts can exceed the target award (up to 100% of salary) based on the achievement of pre-determined financial goals. For your information, this year our financial performance is projected to exceed the target or Par award. These bonuses are paid in the first quarter of the year following the end of the performance period. You will participate in this plan for 1998, however, you are guaranteed a payout of $275,000, which is payable in February 1999.

     In addition to the above, we will also recommend to the Executive Compensation Committee of the Board of Directors that you receive 6,000 shares of Restricted Stock, on joining State Street, which will vest on your one year anniversary with State Street. You will have the option to make a full or partial deferral of this award, if you wish. We will also recommend that you receive 20,000 options of State Street Corporation common stock. These are ten (10) year options and will vest in increments of 1/3 each year following your start date. Your grant will be comprised of the maximum number of Incentive Stock Options ($100,000 worth), the remainder of your option grant will be made up of non-qualified options. These grants will be effective on the date you join the company and the price would be the fair market value on that date, pursuant to the provisions of our 1997 Equity Incentive Plan.
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     In the unlikely event that you should leave State Street's employment at management's request and without cause, during the five (5) years following your date of hire, you are eligible to receive severance pay as summarized in the attached. A formal agreement will be prepared for your signature once you join State Street.

     We have agreed to provide you with a non-qualified Supplemental Pension Plan (SPP). The SPP will take effect following your completion of five (5) years of service. After five full years of employment you will be entitled to receive a straight life annuity payable upon retirement in line with the attached schedule. This can be converted to a Joint and Survivor benefit using conversion rates similar to our Qualified Pension Plan. On the completion of ten (10) years of service you will then be covered under the current Supplemental Defined Benefit Pension Plan (Super SERP). A copy of which has already been provided.

     In the event of a Change in Control (CIC), the company provides employment agreements to senior executives. The attached agreement will be executed on your joining the company.

     You have already received a copy of State Street's relocation policy. As part of your offer, we will also agree to reimburse you for up to six (6) months rent in the Boston area along with reimbursement of round trip airfare to New York on weekends during this period.

     Maureen, we appreciate very much the commitment you have already made to State Street by investing your time and energy in considering our situation. You have impressed all members of our management team with whom you have met. I believe the terms of this letter confirm your understanding of our offer of employment and as such, on behalf of Marsh Carter, I look forward to receiving your formal acceptance and to a successful relationship. We are sure you'll be a valuable contributor to State Street's continued growth. In the meantime, if you have any questions please feel free to call either me, Marsh Carter or Trevor Lukes.


                                        Sincerely,


                                        /s/ Susan Comeau
                                        Susan Comeau

cc: Marsh Carter
    Trevor Lukes

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Your signature below will confirm acceptance of the offer of employment as detailed in State Street's letter of December 8, 1997. Your signature below will also indicate that you have no competitive agreement with your current or past employers which conflicts with your employment at State Street. A copy of this offer is enclosed for your records.


Accepted   /s/ Maureen Bateman     12/10/97          12/31/97
         ---------------------    ----------        -----------
         Maureen Bateman          Date              Start Date

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                                   SUMMARY
                     COMPENSATION FOLLOWING TERMINATION
                                SEVERANCE PAY

If employment is terminated without cause during the period beginning with the date employment commences and ending on the fifth year anniversary date of employment, you will be entitled to the following:

     - Severance pay in an amount equal to one year of annual salary in effect on the date of termination of employment, payable in agreed upon installments.

     - An amount equal to the annual bonus paid for the year prior to the year in which employment is terminated, payable in agreed upon installments.

     - If termination is within the first twelve months, the sum equivalent to the value of the initial Restricted Stock Award granted upon employment that would not have been vested.

     -  An annuity on the following basis:

                                                    % of Base and Target Bonus
                                                    --------------------------

        If termination between:  Years 0-2                    5%
                                 Years 2-3                   10%
                                 Years 3-4                   15%
                                 Years 4-5                   20%


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                    NON-QUALIFIED SUPPLEMENTAL PENSION PLAN (SPP)
                    ---------------------------------------------

After five years you will be entitled to receive a non-qualified retirement benefit based on Super SERP formula in relation to the following service:

          Between                 Pay Replacement Maximum*
          -------                 ------------------------

          Years 5-6                         25%
          Years 6-7                         30%
          Years 7-8                         35%
          Years 8-9                         40%
          Years 9-10                        45%
          Years   10                        50%

      * The above pay replacement will be offset by any early retirement discount and other pension payments.